								Exhibit 99.1

ROIC calculation GAAP to non-GAAP reconciliation (dollars in millions):

		Fiscal year ended
		September 28, 2013		September 29, 2012		October 1, 2011

Operating income		$96.6		$104.2		$101.2
Tax rate		7.0%	*	7.0%	*	3.1%
Operating income (tax effected)		$89.9		$96.9		$98.1
Average invested capital		$642.1		$623.0		$627.6
ROIC		14.0%		15.5%		15.6%

Average Invested Capital

	Actual	Actual		Actual		Actual	Actual	Average
	9/28/2013	6/29/2013		3/30/2013		12/29/2012	9/29/12	invested capital
Equity	$699.3	$679.5		$669.0		$664.5	$649.0
Plus:
Debt - current	3.6	3.0		2.9		10.3	10.2
Debt - non-current	257.8	258.8		258.8		259.5	260.2
Less:
Cash and cash equivalents	(341.9)	(285.6)		(276.5)		(274.1)	(297.6)
	$618.8	$655.7		$654.2		$660.2	$621.8	$642.1

	Actual	Actual		Actual		Actual	Actual	Average
	9/29/2012	6/30/2012		3/31/2012		12/31/2011	10/1/2011	invested capital
Equity	$649.0	$638.6		$615.3		$581.8	$558.9
Plus:
Debt - current	10.2	13.8		17.5		17.5	17.3
Debt - non-current	260.2	260.8		261.6		265.9	270.3
Less:
Cash and cash equivalents	(297.6)	(277.9)		(257.8)		(248.3)	(242.1)
	$621.8	$635.3		$636.6		$616.9	$604.4	$623.0

	Actual	Actual		Actual		Actual	Actual	Average
	10/1/2011	7/2/2011		4/2/2011		1/1/2011	10/2/2010	invested capital
Equity	$558.9	$572.6		$630.4		$680.5	$651.8
Plus:
Debt - current	17.3	17.2		17.1		17.0	$17.4
Debt - non-current	270.3	274.7		104.0		108.2	112.5
Less:
Cash and cash equivalents	(242.1)	(208.7)		(123.4)		(149.5)	(188.2)
	$604.4	$655.8		$628.1		$656.2	$593.5	$627.6

*Tax rate does not include the impact of the valuation allowance for deferred tax assets. See Consolidated Financial Statements for further discussion.